                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                      among

                          HANMI FINANCIAL CORPORATION,

                                   HANMI BANK

                                       and

                               PACIFIC UNION BANK

                          Dated as of December 22, 2003

================================================================================

                                TABLE OF CONTENTS

ARTICLE I THE MERGER........................................................     1
         1.1.     The Merger................................................     1
         1.2.     Effective Time............................................     1
         1.3.     Effects of the Merger.....................................     2
         1.4.     Closing of the Merger.....................................     2
         1.5.     Articles of Incorporation.................................     2
         1.6.     Bylaws....................................................     2
         1.7.     Board of Directors and Officers...........................     2

ARTICLE II CONSIDERATION; EXCHANGE PROCEDURES...............................     2
         2.1.     Effect on Company Common Stock............................     2
         2.2.     No Fractional Shares......................................     4
         2.3.     Shares of Dissenting Holders..............................     5
         2.4.     Options...................................................     5
         2.5.     Buyer to Make Merger Consideration Available..............     6
         2.6.     Exchange of Shares........................................     6
         2.7.     Shares of Buyer Sub.......................................     8

ARTICLE III DISCLOSURE SCHEDULES; STANDARDS FOR
REPRESENTATIONS AND WARRANTIES..............................................     8
         3.1.     Disclosure Schedule.......................................     8
         3.2.     Standards.................................................     8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................     9
         4.1.     Corporate Organization....................................     9
         4.2.     Capitalization............................................    10
         4.3.     Authority; No Violation...................................    10
         4.4.     Consents and Approvals....................................    11
         4.5.     Regulatory Reports........................................    12
         4.6.     Financial Statements......................................    13
         4.7.     Broker's Fees; Expenses...................................    14
         4.8.     Absence of Certain Changes or Events......................    14
         4.9.     Legal Proceedings.........................................    14
         4.10.    Taxes.....................................................    15
         4.11.    Employee Benefit Plans....................................    16
         4.12.    Company Disclosure Controls and Procedures................    18
         4.13.    Company Information.......................................    18
         4.14.    Compliance with Applicable Law............................    19
         4.15.    Certain Contracts.........................................    19
         4.16.    Environmental Matters.....................................    20
         4.17.    Derivative Transactions...................................    21
         4.18.    Opinion...................................................    22
         4.19.    Approvals.................................................    22
         4.20.    Loan Portfolio............................................    22
         4.21.    Property..................................................    23

         4.22.    Patents, Trademarks, Etc..................................    23
         4.23.    Insurance.................................................    24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER...........................    24
         5.1.     Corporate Organization....................................    24
         5.2.     Capitalization............................................    24
         5.3.     Authority; No Violation...................................    25
         5.4.     Consents and Approvals....................................    26
         5.5.     Broker's Fees.............................................    26
         5.6.     Buyer Information.........................................    27
         5.7.     Access to Funds...........................................    27
         5.8.     Approvals.................................................    27
         5.9.     Legal Proceedings.........................................    27
         5.10.    Compliance with Applicable Law............................    28
         5.11.    Regulatory Reports........................................    29
         5.12.    Financial Statements......................................    29
         5.13.    Absence of Certain Changes or Events......................    30
         5.14.    Opinion...................................................    30
         5.15.    Buyer Disclosure Controls and Procedures..................    30

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS........................    31
         6.1.     Covenants of the Company..................................    31
         6.2.     Covenants of Buyer........................................    34

ARTICLE VII ADDITIONAL AGREEMENTS...........................................    36
         7.1.     Regulatory Matters........................................    36
         7.2.     No Solicitation by the Company or Buyer...................    37
         7.3.     Access to Information.....................................    39
         7.4.     Notification of Certain Matters...........................    40
         7.5.     Employee Benefit Plans; Existing Agreements...............    40
         7.6.     Indemnification...........................................    41
         7.7.     Reasonable Best Efforts; Additional Agreements............    43
         7.8.     Current Information.......................................    43
         7.9.     Dividends.................................................    43
         7.10.    Stockholder Approvals.....................................    43
         7.11.    Subsequent Interim and Annual Financial Statements........    44
         7.12.    Reorganization; Certain Modifications.....................    44
         7.13.    Exemption From Liability Under Section 16(b)..............    45
         7.14.    Stock Exchange Listing....................................    45
         7.15.    Financing.................................................    45
         7.16.    Termination of Certain Company Plans......................    46
         7.17.    Termination of Parent Tax Agreement.......................    46
         7.18.    Board Seat................................................    46
         7.19.    Consent Order.............................................    46

ARTICLE VIII CONDITIONS PRECEDENT...........................................    46
         8.1.     Conditions to Each Party's Obligation To Effect the Merger    46

         8.2.     Conditions to Obligations of Buyer and Buyer Sub..........    47
         8.3.     Conditions to Obligations of the Company..................    48

ARTICLE IX TERMINATION AND AMENDMENT........................................    49
         9.1.     Termination...............................................    49
         9.2.     Effect of Termination.....................................    51
         9.3.     Amendment.................................................    52
         9.4.     Extension; Waiver.........................................    53

ARTICLE X GENERAL PROVISIONS................................................    53
         10.1.    Nonsurvival of Representations, Warranties and Agreements.    53
         10.2.    Expenses..................................................    53
         10.3.    Notices...................................................    53
         10.4.    Interpretation............................................    54
         10.5.    Counterparts..............................................    54
         10.6.    Entire Agreement..........................................    55
         10.7.    Governing Law.............................................    55
         10.8.    Enforcement of Agreement..................................    55
         10.9.    Severability..............................................    55
         10.10.   Publicity.................................................    55
         10.11.   Assignment; No Third Party Beneficiaries..................    55

                             INDEX OF DEFINED TERMS

TERM                                                                        PAGE
2000 Plan...............................................................     11
Acquisition Proposal....................................................     40
Aggregate Cash Price....................................................      4
Agreement...............................................................      1
Agreement of Merger.....................................................      2
Bank Merger Act Application.............................................     12
Benefit Agreements......................................................     43
Business Day............................................................      2
Buyer...................................................................      1
Buyer Closing Share Price...............................................      5
Buyer Common Stock......................................................      3
Buyer Disclosure Schedule...............................................      9
Buyer Plan..............................................................     43
Buyer Recommendation....................................................     47
Buyer Reports...........................................................     31
Buyer Savings Plan......................................................     43
Buyer Stockholders Meeting..............................................     47
Buyer Sub...............................................................      1
Buyer Sub Common Stock..................................................      8
California Certificate..................................................      2
California Secretary....................................................      2
Cash Component..........................................................      5
Cash Reduction Amount...................................................      5
CDFI....................................................................     12
Certificates............................................................      6
CFC.....................................................................      1
CGCL....................................................................      1
Change in Buyer Recommendation..........................................     47
Change in the Company Recommendation....................................     47
Closing.................................................................      2
Closing Date............................................................      2
Closing Price...........................................................      5
Code....................................................................      1
Commissioner............................................................      2
Company.................................................................      1
Company Advisor.........................................................     15
Company Common Stock....................................................      3
Company Contract........................................................     22
Company Disclosure Schedule.............................................      9
Company Employees.......................................................     18
Company Insiders........................................................     48
Company Option..........................................................      6
Company Plans...........................................................     18
Company Recommendation..................................................     46

Company Reports.........................................................     13
Company Savings Plan....................................................     44
Company Stockholders Meeting............................................     46
Confidentiality Agreement...............................................     42
Constituent Corporations................................................      1
Controlled Corporation..................................................     16
Controlled Group........................................................     18
Derivative Transaction..................................................     24
Dissenting Shareholders.................................................      5
Dissenting Shares.......................................................      5
Distributing Corporation................................................     16
Effective Time..........................................................      2
Environmental Laws......................................................     22
ERISA...................................................................     17
Exchange Act............................................................     13
Exchange Agent..........................................................      6
Exchange Fund...........................................................      7
Exchange Ratio..........................................................      3
FDIC....................................................................     10
Financing...............................................................     29
Financing Commitment Letters............................................     29
Foreign Benefit Plan....................................................     19
GAAP....................................................................     14
Governmental Entity.....................................................     13
Hazardous Materials.....................................................     23
Indemnified Parties.....................................................     44
Injunction..............................................................     50
Insurance Amount........................................................     45
Joint Proxy  Statement/Prospectus.......................................     13
Lien....................................................................     12
Loan Property...........................................................     23
Loans...................................................................     24
Material Adverse Effect.................................................      9
Merger..................................................................      1
Merger Consideration....................................................      6
Multiemployer Plan......................................................     19
Other Real Estate Owned.................................................     25
Outstanding Company Shares..............................................      3
Parent..................................................................     18
Participation Facility..................................................     23
PBGC....................................................................     19
Plan Termination Date...................................................     49
Purchase Price..........................................................      3
Regulatory Agencies.....................................................     13
Reorganization..........................................................     52
Reportable Event........................................................     18

Required Buyer Vote.....................................................     47
Required Company Vote...................................................     46
Requisite Regulatory Approvals..........................................     50
S&C.....................................................................     57
S-4.....................................................................     13
SBA.....................................................................     25
SEC.....................................................................     13
Section 16 Information..................................................     48
Securities Act..........................................................     13
Share Component.........................................................      3
Skadden.................................................................     57
SRO.....................................................................     13
State Banking Approvals.................................................     12
State Regulator.........................................................     13
Stockholders Meetings...................................................     47
Subsidiary..............................................................     10
Superior Proposal.......................................................     40
Surviving Company.......................................................      1
Tax Return..............................................................     17
Taxes...................................................................     17
Terminated Company Plans................................................     49
Termination Fee.........................................................     55
Transaction Value.......................................................      4
Trust...................................................................     12
Trustee.................................................................     12
VAS Agreement...........................................................     12
Voting Debt.............................................................     11

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2003 (this "Agreement"), by and among Hanmi Financial Corporation, a Delaware corporation ("Buyer"), Hanmi Bank, a California banking corporation and a direct wholly owned subsidiary of Buyer ("Buyer Sub"), and Pacific Union Bank, a California banking corporation (the "Company").

                  WHEREAS, the Boards of Directors of Buyer, Buyer Sub and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Buyer Sub, with Buyer Sub being the surviving entity (the "Merger");

                  WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

                  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law (the "CGCL") and the California Financial Code (the "CFC"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Buyer Sub. Buyer Sub shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Company") in the Merger, and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Company shall be Hanmi Bank. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

                  1.2. Effective Time. Subject to the provisions of this Agreement, an agreement of merger complying with Section 1101 of the CGCL (the "Agreement of Merger") and an officers' certificate complying with Section 1103 of the CGCL (the "California Certificate"), substantially in the form attached as Exhibit A hereto, shall be duly prepared, executed and filed first, with the California Commissioner of Financial

Institutions (the "Commissioner") for approval, and second, with the Secretary of State of the State of California (the "California Secretary") on the Closing Date by the Company and Buyer Sub. After the Agreement of Merger has been filed with the California Secretary, Buyer Sub shall immediately file with the Commissioner a copy of the Agreement of Merger certified by the California Secretary. The term "Effective Time" shall mean the time when the Merger becomes effective pursuant to Section 4887 of the CFC.

                  1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the CFC and the CGCL.

                  1.4. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Pacific time on the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 1999 Avenue of the Stars, Suite 2900, Los Angeles, California, unless another place is agreed upon by the parties. For purposes of this Agreement, a "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the City of Los Angeles, California are required or authorized by law to be closed.

                  1.5. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Company.

                  1.6. Bylaws. At the Effective Time, the bylaws of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company.

                  1.7. Board of Directors and Officers. The directors and corporate officers of Buyer Sub immediately prior to the Effective Time shall continue to be the directors and corporate officers of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

                                   ARTICLE II
                       CONSIDERATION; EXCHANGE PROCEDURES

                  2.1. Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company:

                           (a)      Each share of the common stock, par value
$6.00 per share, of the Company (the "Company Common Stock") owned by Buyer or Buyer Sub immediately prior to the Effective Time (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and no shares of common stock, par value $0.001 per share, of Buyer (the "Buyer Common Stock"), or other consideration shall be delivered in exchange therefor.

                           (b)      Subject to Sections 2.1(c) and 2.2, each
share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Sections 2.1(a) and Dissenting Shares) shall be converted into and become the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio. For purposes of this Agreement:

                                    (i)      "Exchange Ratio" shall mean the
         quotient, rounded to the nearest one ten thousandth, of (A) the Purchase Price divided by (B) the Buyer Closing Share Price;

                                    (ii)     "Outstanding Company Shares" shall
         mean that number of shares of Company Common Stock issued and outstanding as of the close of business on the date of this Agreement, as certified in writing by the Company's transfer agent, a copy of which certification shall be promptly delivered to Buyer;

                                    (iii)    "Purchase Price" shall mean the
         quotient, rounded to the nearest one ten thousandth, of (A) the Transaction Value divided by (B) the Outstanding Company Shares;

                                    (iv)     Subject to clause (v) of this
         Section 2.1(b), "Share Component" shall mean:

                                             (A)     if the Buyer Closing Share
                  Price is less than $19.00, the product of (x) 6,120,093 multiplied by (y) a fraction, the numerator of which is 19 and the denominator of which is the Buyer Closing Share Price, but not more than 6,644,672;

                                             (B)      if the Buyer Closing Share
                  Price is greater than $18.99 but less than $25.01, 6,120,093; and

                                             (C)      if the Buyer Closing Share
                  Price is greater than $25.00, the product of (x) 6,120,093 multiplied by (y) a fraction, the numerator of which is 25 and the denominator of which is the Buyer Closing Share Price, but not less than 5,773,672;

                                    (v)      "Transaction Value" shall mean the
         sum of (A) the Cash Component (determined without giving effect to any reduction pursuant to Section 2.1(d)) and (B) the product of (x) the Share Component determined as provided in clause (iv) above without giving effect to Section 2.1(d) multiplied by (y) the Buyer Closing Share Price; provided, however, that if the first sentence of Section 2.1(d) is applicable such that there is a Cash Reduction Amount, then for purposes of this clause (v), the Cash Component shall be reduced by the Cash Reduction Amount and the Share Component shall be increased by an amount equal to the quotient obtained by dividing the Cash Reduction Amount by the greater of the Closing Price and $19.00, and

                                    (vi)     The calculations required by this
         Section 2.1(b) shall be prepared by Buyer and subject to review by the Company and the Trustee.

                           (c)      The Exchange Ratio shall be subject to
appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Buyer's capitalization.

                           (d)      In the event that the sum of (i) the Cash
Component, (ii) 130% of the product of (A) the Purchase Price and (B) the number of Dissenting Shares, if any, and (iii) the amount of cash estimated to be payable with respect to fractional shares resulting from the Merger (the "Aggregate Cash Price") shall exceed 58% of the Adjusted Transaction Value, then the Cash Component shall be reduced such that the Aggregate Cash Price shall not exceed 58% of the Adjusted Transaction Value (or such lesser amount as may be necessary to enable Buyer's and the Company's respective tax counsel to render the opinions referred to in Sections 8.2(e) and 8.3(e)) after giving effect to the proviso in Section 2.1(b)(v). The amount, if any, by which the Cash Component is reduced pursuant to the preceding sentence is referred to herein as the "Cash Reduction Amount." Adjusted Transaction Value shall mean the Transaction Value calculated (prior to giving effect to the first sentence of this Section 2.1(d) or the proviso in Section 2.1(b)(v)) using the average of the high and low price of one share of Buyer Common Stock on the NASDAQ market on the Closing Date (the "Closing Price"), rather than the Buyer Closing Share Price. The "Cash Component" shall mean $164,562,490.

                  2.2. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Buyer Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Buyer Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Buyer Closing Share Price. The "Buyer Closing Share Price" shall mean the average of the daily volume weighted average sale price of one share of Buyer Common Stock for the five trading days immediately preceding the Closing Date on the Nasdaq National

Market. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

                  2.3. Shares of Dissenting Holders. Notwithstanding anything else in this Agreement to the contrary but only to the extent required by the CGCL, shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and that are held by holders of Company Common Stock who have voted against the Merger and who comply with all provisions of the CGCL concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock (the "Dissenting Shareholders," with the shares of Company Common Stock held by such Dissenting Shareholders being referred to as the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but shall only be entitled to such rights as are granted to them pursuant to Sections 1300 - 1312 of the CGCL; provided, however, that any Dissenting Shares which, at any time after the Effective Time, lose their status as Dissenting Shares under the CGCL shall forfeit the right to appraisal and all such Dissenting Shares shall then be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Prior to the Effective Time, the Company shall give Buyer prompt notice of any such demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the CGCL.

                  2.4. Options. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each, a "Company Option") which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed together with the Company 2000 Stock Option Plan and shall be converted into an option to acquire, on the same terms and conditions as were applicable to the original Company Option (including full vesting and exercisability as a result of and following the Merger), that number of shares of Buyer Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Company Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Option divided by the Exchange Ratio; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of
Section 424(a) of the Code. Prior to the Effective Time, Buyer shall reserve for issuance the number of shares of Buyer Common Stock necessary to satisfy Buyer's obligations under this Section 2.4. Immediately prior to the Effective Time, Buyer shall issue to each holder of an outstanding Company Option a document evidencing the conversion and assumption of the Company Option by Buyer pursuant to this Section 2.4.

                           (b)      Within fifteen (15) Business Days after the
Effective Time, Buyer shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Buyer Common Stock subject to the options referred to in paragraph (a) of this
Section 2.4 and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein, as well as comply with state securities or "blue sky" laws, for so long as such options remain outstanding.

                  2.5. Buyer to Make Merger Consideration Available. Buyer shall appoint an agent, who shall be reasonably acceptable to the Company (the "Exchange Agent"), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the "Certificates") for the amount or kind of consideration to be received by holders of Company Common Stock under this Agreement (the "Merger Consideration"). At or promptly after the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock and an estimated amount of cash sufficient to pay any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                  2.6. Exchange of Shares. (a) As soon as reasonably practicable after the Effective Time, and in no event more than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Buyer Common Stock and cash in lieu of fractional shares of Buyer Common Stock, if any, into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to the provisions of this Article II and a check representing the amount of cash (if any) payable in lieu of fractional shares of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

                           (b)      No dividends or other distributions with
respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Buyer Common Stock represented by such Certificate.

                           (c)      If any certificate representing shares of
Buyer Common Stock is to be issued in the name of a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

                           (d)      At and after the Effective Time, there shall
be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Buyer, the Surviving Company or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

                           (e)      Any portion of the Exchange Fund that
remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be paid, at the request of Buyer, to Buyer. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of the Merger Consideration and unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of Company Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                           (f)      In the event any Certificate shall have been
lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                           (g)      Buyer or the Exchange Agent will be entitled
to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Buyer or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the

Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Buyer or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by Buyer or the Exchange Agent.

                  2.7. Shares of Buyer Sub. Each share of common stock of Buyer Sub ("Buyer Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain issued and outstanding.

                                  ARTICLE III
       DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES

                  3.1. Disclosure Schedule. Prior to the execution and delivery of this Agreement, the Company has delivered to Buyer, and Buyer has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of Buyer, the "Buyer Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer, or to one or more of such party's covenants contained in Article VI; provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 3.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect (as defined herein) with respect to either the Company or Buyer, respectively.

                  3.2. Standards. (a) No representation or warranty of either the Company or Buyer contained in Article IV or Article V, respectively (other than the representations and warranties in Section 4.1(a), 4.1 (c), 4.2(a) and (c), 4.3(a), 4.3(b)(i), 4.7, 4.8(a), the first sentence of 5.1, 5.2,
5.3(a), 5.3(b)(i), 5.5, 5.7 and 5.13(a) respectively, which shall be true and correct in all material respects), shall be deemed untrue or incorrect, and neither the Company nor Buyer shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article IV or Article V, as the case may be, has had or is reasonably likely to have a Material Adverse Effect (as defined below) on the party making such representation or warranty.

                           (b)      As used in this Agreement, the term
"Material Adverse Effect" means with respect to Buyer or the Company, as the case may be, any effect which individually or in the aggregate with all other effects (i) is materially adverse to the business, results of operations or financial condition of such party and its subsidiaries (if any) taken as a whole, other than any such effect attributable to or resulting from (A) any change in banking or similar laws, rules, regulations or policies of general applicability or interpretations thereof by courts or governmental authorities,
(B) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, (C) events, conditions or trends in economic, business or financial conditions generally or affecting banks, thrifts or their holding companies specifically (including changes in the prevailing level of interest rates), except to the extent Buyer or the Company, as the case may be, is materially and disproportionately affected thereby, or (D) any action or omission of such party taken with the prior written consent of the other party, (E) any expenses incurred by the referenced party in connection with this Agreement or the transactions contemplated hereby, to the extent such expenses do not exceed the good faith estimates thereof set forth in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, or (F) any change in the stock price or trading volume of such party, or (ii) materially impairs the ability of such party to consummate the transactions contemplated hereby.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

                  4.1. Corporate Organization. (a) The Company is a banking corporation duly organized, validly existing and in good standing under the laws of the State of California. The deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Articles of Incorporation and By-laws of the Company, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                           (b)      The Company (i) has all requisite corporate
power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

                           (c)      As of the date hereof, the Company does not
have any Subsidiaries. As of the Closing, the Company will have no Subsidiaries other than any entity which becomes a Subsidiary as a result of foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructurings in the ordinary course of the

Company's business consistent with past practice. For purposes of this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.

                           (d)      The minute books of the Company contain
true, complete and accurate records of all meetings and other corporate actions held or taken since January 1, 2000 of its stockholders and Board of Directors (including committees of its Boards of Directors).

                  4.2. Capitalization. (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock. As of the date of this Agreement, there are (i) 10,685,876 shares of Company Common Stock issued and outstanding as of December 19, 2003 and (ii) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 641,846 shares of Company Common Stock reserved for issuance pursuant to the Company's 2000 Stock Option Plan (the "2000 Plan") and described in Section 4.2 of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the stock options referred to in the next sentence, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company (including any rights plan or agreement). The names of the optionees, the date of each issued and outstanding option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the 2000 Plan are set forth in Section 4.2 of the Company Disclosure Schedule.

                           (b)      Except as disclosed in Section 4.2(b) of the
Company Disclosure Schedule, the Company does not beneficially own or control, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity, excluding any investments acquired in the normal course of its banking business after the date of this Agreement in respect of debts previously contracted in good faith.

                           (c)      No bonds, debentures, notes or other
indebtedness having the right to vote on any matters on which the Company's stockholders may vote ("Voting Debt") have been issued by the Company and are outstanding.

                  4.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. Concurrently with the execution and delivery of this Agreement, the Trustee has delivered to the Company on behalf of the Trust a Voting and Sale Agreement (the "VAS Agreement") to vote in favor of this Agreement and the transactions contemplated hereby at the Company Stockholder Meeting (as defined in Section 7.10(a) hereof), and no other corporate or stockholder proceedings on the part of the Company are necessary to approve this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby other than the Required Company Vote (as defined in Section 7.10(a) hereof). This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Buyer Sub) constitutes and the Agreement of Merger, upon due execution and delivery by the parties hereto, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. For purposes of this Agreement, the "Trust" shall mean the trust established pursuant to the Trust Agreement, dated as of October 31, 2003 by and between Korea Exchange Bank, as grantor, and L. Dale Crandall, as trustee (the "Trustee").

                           (b)      Neither the execution and delivery of this
Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Company, or (ii) assuming receipt of the Required Company Vote and that the consents and approvals referred to in Section
4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance (a "Lien") upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company is a party, or by which it or any of its properties or assets may be bound or affected.

                  4.4. Consents and Approvals. Except for (a) the filing of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Merger Act and the approval of such application (the "Bank Merger Act Application"), (b) the filing and approval of applications and notices, as applicable, with the California Department of Financial Institutions (the "CDFI") (the "State Banking Approvals"), (c) the filing of the Agreement of Merger and the California Certificate with the Commissioner, (d) the filing of the Agreement of Merger and the California Certificate approved by the Commissioner with the California Secretary (e) the filing of a copy of the Agreement of Merger certified by the California Secretary with the Commissioner, (f) notification from the Federal Reserve Board pursuant to 12 C.F.R. 225.12(d)(2) that an application under Section 3 of the Bank Holding Company Act of 1956, as amended, is not required in connection with the consummation of the Merger and the purchase of shares of Company Common Stock pursuant to the VAS Agreement, (g) the filing with the Securities and Exchange Commission (the "SEC") and the FDIC of a joint proxy statement in definitive form relating to the respective meetings of the stockholders of the Company and Buyer referred to in Section 7.10 (the "Joint Proxy Statement/Prospectus") and the filing and declaration of effectiveness of the registration statement on Form S-4 covering all of the shares of Buyer Common Stock to be issued in the Merger in which the Joint Proxy Statement/Prospectus will be included as a prospectus (the "S-4") and any filings or approvals under applicable state securities laws, and (h) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.

                  4.5. Regulatory Reports. (a) The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2000, with (i) the FDIC, (ii) the CDFI and any other applicable state banking commission or any other state regulatory authority (each, a "State Regulator") and (iii) any other self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies"), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company, no Regulatory Agency has initiated any proceeding, or, to the knowledge of the Company, threatened an investigation into the business or operations of the Company since December 31, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company.

                           (b)      The Company has previously made available to
Buyer a true, correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 by the Company with the FDIC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Company Reports") and
(b) communication mailed by the Company to its stockholders since December 31, 2000. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all of the Company Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the FDIC thereunder applicable to such Company Reports and other documents. As of their respective dates of filing with the FDIC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), no such Company Report (when filed and at their respective effective times, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the FDIC with respect to any of the Company Reports. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Company by the FDIC or any State Regulator relating to disclosures contained in any Company Reports.

                  4.6. Financial Statements. (a) The Company has previously made available to Buyer copies of (a) the balance sheets of the Company as of December 31 for the fiscal years 2001 and 2002, and the related statements of operations, changes in stockholders' equity and comprehensive income and cash flows for the fiscal years 2000 through 2002, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the FDIC under the Exchange Act, in each case accompanied by the audit report of the Company's independent public accountants, and (b) the unaudited balance sheets of the Company as of September 30, 2002 and September 30, 2003 and the related unaudited statements of operations and cash flows for the three-month and nine-month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the FDIC under the Exchange Act. The financial statements referred to in this
Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed by the Company with the FDIC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount, none of which are expected to be material to the Company), the results of the operations and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the FDIC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the FDIC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during and throughout the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                           (b)      Except for (i) those liabilities that are
fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the FDIC, or (ii) liabilities incurred since September 30, 2003 in the ordinary course of business consistent with past practice, the Company has not incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

                  4.7. Broker's Fees; Expenses. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company, through a special committee of the Board of Directors of the Company, has engaged, and will pay a fee or commission to, Friedman, Billings, Ramsey & Co., Inc. ("Company Advisor") in accordance with the terms of a letter agreement between Company Advisor and the Company, a true, complete and correct copy of which has been previously delivered by the Company to Buyer, and pursuant to
Section 10.2 hereof, the Company has agreed to pay the fees and expenses of Merrill Lynch & Co., financial advisor to the Trustee, in accordance with the letter agreement, dated as of October 31, 2003, by and among the Trustee, Merrill Lynch & Co. and Korea Exchange Bank.

                  4.8. Absence of Certain Changes or Events. (a) Except as disclosed in any Company Report filed prior to the date of this Agreement, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

                           (b)      Except as disclosed in any Company Report
filed prior to the date of this Agreement, since September 30, 2003, the Company has carried on its business only in the ordinary and usual course consistent with its past practices and has not taken any action that would have been prohibited by Section 6.1 (other than Section 6.1(g)) if taken after the date of this Agreement.

                           (c)      Since December 31, 2002, the Company has not
(i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2002 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practice), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) had any union organizing activities or (v) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

                  4.9. Legal Proceedings. (a) The Company is not a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or challenging the validity or propriety of the transactions contemplated by this Agreement.

                           (b)      There is no injunction, order, judgment,
decree, or regulatory restriction imposed upon the Company or the assets of the Company.

                  4.10. Taxes. (a) The Company has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as defined below) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all material Taxes (as defined below) whether or not shown as due on such Tax Returns. No material deficiencies for any Taxes have been proposed or assessed in writing with respect to the Company.

                           (b)      (i) There are no material Liens for Taxes
upon the assets of the Company except for statutory liens for current Taxes not yet due, (ii) the Company has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding and (iii) the Company is not a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than the agreement referenced in Section 7.17 hereto.

                           (c)      Except as set forth in Section 4.10(c) of
the Company Disclosure Schedule, the Company (A) is not and has never been a member of an affiliated group filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

                           (d)      No closing agreement pursuant to section
7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company.

                           (e)      The Company has not been either a
"distributing corporation" or a "controlled corporation" in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

                           (f)      All material Taxes required to be withheld,
collected or deposited by or with respect the Company have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant taxing authority.

                           (g)      The Company is not aware of any fact or
circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                           (h)      There is no outstanding audit, assessment,
dispute or claim concerning any material Tax liability of the Company either within the Company's knowledge or claimed, pending or raised by an authority in writing.

                           (i)      The Company will not be required to include
amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

                           (j)      For the purposes of this Agreement, "Taxes"
shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

                  4.11. Employee Benefit Plans. (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (i) any current or former employee, director or consultant of the Company (the "Company Employees") has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company's parent company (the "Parent"), the Company or any of its Subsidiaries or (ii) the Company or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

                           (b)      With respect to each Company Plan under
which any Company Employee has any present or future rights to benefits, the Company has provided to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Parent or the Company to the Company Employees concerning the extent of the benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof and (v) for the three most recent years (A) the Form 5500 and attached schedules, and (B) audited financial statements.

                           (c)      (i) Each Company Plan has been established
and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or a sponsor opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company, by reason of its affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no "reportable event" (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in liability, no "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan;
(v) no Company Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); and (vi) no Company Plan other than the 401(k) plan provides for any loans to Company Employees. The Company has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

                           (d)      No Company Plan is a "multiemployer plan"
(as defined in Section 4001(a)(3) of ERISA) and none of the Company, nor any member of its Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

                           (e)      With respect to any Company Plan, (i) no
actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) to the knowledge of the Company, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

                           (f)      Except as set forth in Section 4.11(f) of
the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in
(i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights of any Company Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee. The Company's ability to deduct the payments, rights or benefits set forth in Schedule 4.11(f) is not limited by Section 280G of the Code.

                           (g)      Except as set forth in Section 4.11(g) of
the Company Disclosure Schedule, no Company Plan is maintained outside the jurisdiction of the United States, or covers any Company Employee residing or working outside the United States (any such Company Plan set forth in Schedule 4.11(g) shall be referred to herein as a "Foreign Benefit Plan"). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality;
(ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the Company; and (iii) no material liability or obligation of the Company exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 4.11(g).

                  4.12. Company Disclosure Controls and Procedures. None of the Company's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its accountants. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

                  4.13. Company Information. The information relating to the Company that is provided to Buyer by the Company or its representatives for inclusion in the Joint Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus and any filing pursuant to Rule 14a-12 under the Exchange Act will comply with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

                  4.14.    Compliance with Applicable Law. The Company:

                           (a)      is in compliance, in the conduct of its
business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act and the Bank Secrecy Act, and, as of the date hereof, the Company has a Community Reinvestment Act rating of "outstanding";

                           (b)      has all permits, licenses, franchises,
certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company to carry on its business as currently conducted;

                           (c)      except as set forth in Section 4.14(c) of
the Company Disclosure Schedule, has, since December 31, 2001, received no notification or communication from any Governmental Entity (A) asserting that the Company is not in compliance with any statutes, regulations or ordinances,
(B) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

                           (d)      except as set forth in Section 4.14(d) of
the Company Disclosure Schedule, is not a party to or subject to any order, decree, capital or other directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, and has not adopted any board resolutions at the request of any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of the Company and the Company has not been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any such board resolutions.

                  4.15. Certain Contracts. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, the Company is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants,
(ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, the Surviving Company or any of their respective Subsidiaries to any director, officer, employee or consultant thereof or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or part after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports filed prior to the date of this Agreement, (iv) which is not terminable without cause on 60 days or less notice or involves the payment of more than $100,000 per annum, (v) which limits the freedom of the Company or any of its affiliates to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires the Company or any of its affiliates to offer products or services of any other person on a priority or exclusive basis, or (vi) with Korea Exchange Bank or any of its other affiliates or any directors or officers thereof (other than any such contract, arrangement, commitment or understanding that will be terminated at or prior to the Closing without any cost or liability to the Company). Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract." The Company has made available to Buyer (x) all Company Contracts and
(y) all other contracts (including all lease, rental or occupancy agreements or other contracts affecting or relating to the ownership or use of any real or personal property; all agreements for the purchase or sale of Loans (as hereinafter defined) on a wholesale or bulk basis and all consulting agreements with outside consultants) which involved payments by the Company in fiscal year 2003 of more than $100,000 or which could reasonably be expected to involve payments during fiscal year 2004 of more than $100,000, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $100,000 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.1.

                           (b)      (i) Each Company Contract is a valid and
binding obligation of the Company and in full force and effect, and to the knowledge of the Company, is valid and binding on the other parties thereto,
(ii) the Company, and to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it under each Company Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

                  4.16. Environmental Matters. (a) Each of the Company and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties (each as defined below) are and have been in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of or exposure to Hazardous Materials (as defined below) in the environment or workplace.

                           (b)      There is no legal, administrative, arbitral
or other proceeding, claim, action or cause of action, private environmental investigation or remediation activity or governmental investigation of any nature seeking to impose, or that is reasonably expected to result in the imposition, on the Company any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of the Company, threatened. The Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority or regulatory agency imposing any liability or obligation pursuant to or under any Environmental Law.

                           (c)      To the knowledge of the Company, during the
period of (i) the Company's ownership or operation of any of its current or former properties, (ii) the Company's participation in the management of any Participation Facility or (iii) the Company's interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company's ownership or operation of any of its current or former properties, (y) the Company's participation in the management of any Participation Facility, or
(z) the Company's interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

                  The following definitions apply for purposes of this Section 4.16: (i) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials;
(ii) "Loan Property" means any property in which the Company holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (iii) "Participation Facility" means any facility in which the Company participates in the management and, where required by the context, said term means the owner or operator of such property.

                  4.17. Derivative Transactions. (a) All Derivative Transactions (as defined below) entered into by the Company or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and, to the knowledge of the Company, each of the applicable counterparties, have duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                           (b)      No Derivative Transaction, were it to be a
Loan held by the Company, would be classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import. The financial position of the Company under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company in accordance with GAAP consistently applied.

                           (c)      For purposes of this Agreement, the term
"Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

                  4.18. Opinion. Prior to the execution of this Agreement, the Company has received an opinion from the Company Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of the Company (other than the Trustee on behalf of the Trust) is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                  4.19. Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals applicable to it from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

                  4.20. Loan Portfolio. (a) The Company is not a party to any written or oral (i) loan, loan agreement, note, borrowing arrangement or other extension of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than any Loan the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of September 30, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) as of the date hereof, Loan with any director, executive officer or five percent or greater stockholder of the Company, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20(a) of the Company Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $750,000 of the Company that as of September 30, 2003 were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized,"

"Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company that as of September 30, 2003 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (z) each asset of the Company that as of September 30, 2003 was classified as "Other Real Estate Owned" and the book value thereof.

                           (b)      Each Loan in original principal amount in
excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                           (c)      The Company is duly licensed as a lender by
the Small Business Administration ("SBA") and is eligible to participate in the SBA's Preferred Lenders Program. The Company is not now nor has it ever been subject to any fine, suspension or other administrative agreement or sanction by, or any reduction in its lending authority by, the SBA. All of the Loans originated or purchased by the Company which are guaranteed by the SBA meet all of the SBA's requirements for guarantee under the applicable SBA program.

                  4.21. Property. The Company has good and marketable title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of September 30, 2003 or acquired after such date, except (a) liens for Taxes not yet due and payable,
(b) pledges to secure deposits and other liens incurred in the ordinary course of business, or (c) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens arising in the ordinary course of business. All real property and fixtures material to the business, operations or financial condition of the Company are in good condition and repair, subject to ordinary wear and tear. All leases pursuant to which the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor, to the knowledge of the Company, any other party thereto is in default thereunder nor is there any event which with notice or lapse of time or both would constitute such a default. The Company has good, valid and marketable title to all material tangible personal property owned by it, free and clear of all Liens other than mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens arising in the ordinary course of business.

                  4.22. Patents, Trademarks, Etc. The Company owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of its existing business. The Company is not bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. The Company has not received any communications alleging that it has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

                  4.23. Insurance. The Company is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. The Company is in material compliance with its insurance policies and is not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 4.23 of the Company Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of the Company, the Company is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to the Company as follows:

                  5.1. Corporate Organization. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer Sub is a banking corporation duly organized, validly existing and in good standing under the laws of the State of California. The deposit accounts of Buyer Sub are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Buyer and Buyer Sub (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Buyer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Certificate of Incorporation and By-Laws of Buyer, and the Articles of Incorporation and By-Laws of Buyer Sub, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Buyer has no Subsidiaries other than Buyer Sub.

                           (b)      The minute books of Buyer and Buyer Sub
contain true, complete and accurate records of all meetings and other corporate actions held or taken since January 1, 2000 of their respective stockholders and Board of Directors (including committees of their respective Boards of Directors).

                  5.2. Capitalization. (a) The authorized capital stock of Buyer consists of 50,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock.

As of the date of this Agreement, there are (i) 14,163,410 shares of Buyer Common Stock issued and outstanding and no shares of Buyer preferred stock outstanding as of December 19, 2003, (ii) no shares of Buyer Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 1,654,291 shares of Buyer Common Stock reserved for issuance pursuant to Buyer's 2000 Stock Option Plan and described in Section 5.2 of the Buyer Disclosure Schedule and (iii) no shares of Buyer Common Stock held by Buyer as treasury stock. All of the issued and outstanding shares of Buyer Common Stock have been, and the shares of Buyer Common Stock to be issued pursuant to the Merger will be at the Effective Time, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the stock options referred to in this Section 5.2(a) or as otherwise specified by Section 5.2 of the Buyer Disclosure Schedule or otherwise contemplated by this Agreement (including
Section 5.7 hereof), as of the date of this Agreement, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity security of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or any other equity security of Buyer (including any rights plan or agreement).

                           (b)      The authorized capital stock of Buyer Sub
consists of 10,000,000 shares of Buyer Sub Common Stock, of which 7,414,400 shares are outstanding on the date hereof. All of the issued and outstanding shares of Buyer Sub are owned by Buyer. All of the issued and outstanding shares of Buyer Sub have been duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, Buyer Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Sub Common Stock or any other equity security of Buyer Sub or any securities representing the right to purchase or otherwise receive any shares of Buyer Sub Common Stock or any other equity security of Buyer Sub (including any rights plan or agreement).

                           (c)      No Voting Debt has been issued by Buyer or
Buyer Sub and is outstanding.

                  5.3. Authority; No Violation. (a) Each of Buyer and Buyer Sub has full corporate power and authority to execute and deliver this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly approved by the Board of Directors of Buyer, and (ii) duly and validly approved by the Board of Directors of Buyer Sub and by Buyer in its capacity as the sole shareholder of Buyer Sub, and no other corporate or stockholder proceedings on the part of Buyer or Buyer Sub are necessary to approve this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby other than the Required Buyer Vote. This Agreement has been duly and validly executed and delivered by Buyer and Buyer Sub and (assuming due authorization, execution and delivery by the Company) constitutes and the Agreement of Merger, upon due execution and delivery by the parties hereto, will constitute a valid and binding obligation of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                           (b)      Neither the execution and delivery of this
Agreement by Buyer and Buyer Sub nor the consummation by Buyer and Buyer Sub of the transactions contemplated hereby, nor compliance by Buyer and Buyer Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Buyer, or the Articles of Incorporation or By-Laws of Buyer Sub or (ii) assuming that the Required Buyer Vote and the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or Buyer Sub or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or Buyer Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or Buyer Sub is a party, or by which they or any of their respective properties or assets may be bound or affected.

                  5.4. Consents and Approvals. Except for (a) the filing of the Bank Merger Act Application and approval of such application, (b) the State Banking Approvals, (c) the filing of the Agreement of Merger and the California Certificate with the Commissioner, (d) the filing of the Agreement of Merger and California Certificate approved by the Commissioner with the California Secretary, (e) the filing of a copy of the Agreement of Merger certified by the California Secretary with the Commissioner, (f) notification from the Federal Reserve Board pursuant to 12 C.F.R. 225.12(d)(2) that an application under
Section 3 of the Bank Holding Company Act of 1956, as amended, is not required in connection with the consummation of the Merger and the purchase of shares of Company Common Stock pursuant to the VAS Agreement, (g) authorization for listing of the shares of Buyer Common Stock to be issued in the Merger on the Nasdaq National Market System, (h) the filing with the SEC and the FDIC of the Joint Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4 and any filings or approvals under applicable state securities laws, and (i) such filings, authorizations or approvals as may be set forth in Section
5.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Buyer or Buyer Sub of this Agreement or the consummation by Buyer and Buyer Sub of the Merger and the other transactions contemplated hereby.

                  5.5. Broker's Fees. Neither Buyer nor Buyer Sub, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to Credit Suisse First Boston LLC.

                  5.6. Buyer Information. The information relating to Buyer and Buyer Sub to be contained in the Joint Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus, the S-4 and any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will comply with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

                  5.7. Access to Funds. Section 5.7 of the Buyer Disclosure Schedule contains an accurate and complete description of the financing (the "Financing") contemplated as of the date hereof to be used by Buyer to complete the transactions contemplated by the VAS Agreement and the amounts of debt and equity financing as to which Buyer has entered into binding written commitments with respect to the Financing as of the date of this Agreement, including the names of the parties to such commitments. Buyer has previously provided to the Company copies of the commitment letters (the "Financing Commitment Letters") between Buyer and certain investors related to the debt and equity financing that Buyer intends to use to consummate the transactions contemplated by the VAS Agreement. As of the date of this Agreement, the Financing Commitment Letters are in full force and effect, and Buyer has no reason to believe that any of the conditions to financing specified in the Financing Commitment Letters that are within the control of Buyer will not be satisfied in accordance with the terms of the Financing Commitment Letters. As of the date of this Agreement, the representations and warranties made by Buyer in the Financing Commitment Letters were true and correct when made.

                  5.8. Approvals. As of the date of this Agreement, Buyer knows of no reason applicable to it why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained on a timely basis.

                  5.9. Legal Proceedings. (a) Neither Buyer nor Buyer Sub is a party to any, and there are no pending or, to Buyer's knowledge, threatened, legal, administrative, or arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or Buyer Sub that, individually or in the aggregate, would (i) delay or prevent Buyer or Buyer Sub from performing its obligations hereunder or (ii) adversely affect the ability of Buyer or Buyer Sub to consummate the transactions contemplated hereby.

                           (b)      There is no injunction, order, judgment,
decree, or regulatory restriction imposed upon Buyer or Buyer Sub, or the assets of Buyer or Buyer Sub.

                  5.10. Compliance with Applicable Law. Each of Buyer and Buyer Sub:

                           (a)      is in compliance, in the conduct of its
business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act and the Bank Secrecy Act, and, as of the date hereof, the Company has a Community Reinvestment Act rating of "satisfactory" or better;

                           (b)      has all permits, licenses, franchises,
certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit Buyer and Buyer Sub to carry on its business as currently conducted;

                           (c)      has, since December 31, 2000, received no
notification or communication from any Governmental Entity (A) asserting that Buyer or Buyer Sub is not in compliance with any statutes, regulations or ordinances, (B) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

                           (d)      is not a party to or subject to any order,
decree, capital or other directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, and has not adopted any board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of depository institutions or their holding companies or engaged in the insurance of deposits (including the Federal Reserve) or the supervision or regulation of Buyer or Buyer Sub and neither Buyer nor Buyer Sub has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any such board resolution.

                  5.11. Regulatory Reports. (a) Buyer and Buyer Sub have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with the Regulatory Agencies (which term shall include, for purposes of this Section 5.11, the Federal Reserve Board), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Buyer and Buyer Sub, no Regulatory Agency has initiated any proceeding, or to the knowledge of Buyer, threatened an investigation into the business or operations of Buyer or Buyer Sub since December 31, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or Buyer Sub.

                           (b)      A true, correct and complete copy of each
final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "Buyer Reports") is publicly available via EDGAR. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), no such Buyer Report (when filed and at their respective effective time, if applicable) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Buyer Reports. No executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against Buyer by the SEC or any State Regulator relating to disclosures contained in any Buyer Reports.

                  5.12. Financial Statements. (a) Buyer has previously made available to the Company copies of (a) the consolidated balance sheets of Buyer as of December 31 for the fiscal years 2001 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for the fiscal years 2000 through 2002, inclusive, as reported in Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Buyer's independent public accountant, and
(b) the consolidated unaudited balance sheets of Buyer as of September 30, 2002 and September 30, 2003 and the related unaudited statements of operations and cash flows for the three-month and nine-month periods then ended as reported in Buyer's Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the SEC under the Exchange Act. The financial statements referred to in this Section 5.12 (including the related notes, where applicable) fairly present, and the financial statements to be filed by

Buyer with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount, none of which are expected to be material to Buyer), the consolidated results of the operations and financial position of Buyer for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during and throughout the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Buyer and Buyer Sub have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                           (b)      Except for (i) those liabilities that are
fully reflected or reserved for in the consolidated financial statements of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC or (ii) liabilities incurred since September 30, 2003 in the ordinary course of business consistent with past practice, neither Buyer nor Buyer Sub has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement (including Section 5.7 hereof) and except as is not reasonably likely to have a Material Adverse Effect on Buyer.

                  5.13. Absence of Certain Changes or Events. (a) Except as disclosed in any Buyer Report filed prior to the date of this Agreement, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

                           (b)      Except as disclosed in any Buyer Report
filed prior to the date of this Agreement, since September 30, 2003, Buyer and Buyer Sub have carried on their business only in the ordinary and usual course consistent with past practices and have not taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement.

                  5.14. Opinion. Prior to the execution of this Agreement, Buyer has received an opinion from the Buyer Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid to the stockholders of the Company is fair to Buyer from a financial point of view. Such opinion has been confirmed in writing and has not been amended or rescinded as of the date of this Agreement.

                  5.15. Buyer Disclosure Controls and Procedures. None of Buyer's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Buyer or its accountants. Buyer has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  6.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Company shall carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company will use its reasonable best efforts to (x) preserve its business organization and its rights, authorizations, franchises and other authorizations issued by Governmental Entities intact, (y) keep available to itself and Buyer the present services of the current officers and employees of the Company, and
(z) preserve for itself and Buyer the goodwill of the customers of the Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall not:

                           (a)      other than normal quarterly cash dividends
not in excess of $0.05 per share of Company Common Stock, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock; provided, however, that no dividends shall be paid by the Company on Company Common Stock if (i) the Company shall be required to borrow funds to do so or (ii) such dividend shall cause the Company to cease to qualify as a "well capitalized" institution under applicable FDIC rules;

                           (b)      (i) split, combine or reclassify any shares
of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) directly or indirectly repurchase, redeem or otherwise acquire (except for the acquisition of shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company, or grant any person any right to acquire any shares of the capital stock of the Company; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or the imposition of any Lien on, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and disclosed pursuant to Section 4.2(a), and in accordance with their present terms;

                           (c)      amend its articles of incorporation, by-laws
or other similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination with or involving any other person, or a letter of intent or agreement in principle with respect thereto, other than in accordance with Section 9.1(i) of this Agreement;

                           (d)      make any capital expenditures other than
those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $150,000 in the aggregate;

                           (e)      enter into any new line of business, offer
any new product or change its lending, investment, risk and asset-liability management and other material banking or operating policies or procedures, except as required by law or by policies imposed by a Governmental Entity;

                           (f)      acquire or agree to acquire, by merging or
consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than investment securities acquired in the ordinary course of business consistent with past practice and with Section 6.1(q)), other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

                           (g)      except for Loans or commitments for Loans
that have previously been approved by the Company prior to the date of this Agreement, (i) make or acquire any Loan or issue a commitment for any Loan except for Loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal balance of $7,000,000 or less, (ii) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any Loan or commitment for any Loan with a principal balance in excess of $3,000,000, (iii) incur any indebtedness for borrowed money, other than deposit liabilities, FHLB advances and reverse repurchase agreements, in each case, entered into in the ordinary course of business consistent with past practice and with a final maturity of one year or less, or (iv) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person (other than the endorsement of checks and other negotiable instruments in the normal process of collection and the issuance of standby letters of credit and trade letters of credit);

                           (h)      take any action or fail to take any action
that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                           (i)      change its methods of accounting in effect
at December 31, 2002 except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

                           (j)      (i) increase the compensation or benefits of
any present or former director, officer or employee of the Company (except, in the case of non-executive officers and other employees, for increases in salary or wages in the ordinary course of business consistent with past practice or for additional payments pursuant to the Company's Retention Plan identified in
Section 4.11(a) of the Company Disclosure Schedule not to exceed $800,000 in the aggregate), (ii) grant any severance or termination pay to any present or former director, officer or employee of the Company other than pursuant to the Company's Severance Plan identified in Section 4.11(a) of the Company Disclosure Schedule not to exceed $2,100,000 in the aggregate, (iii) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, except as required by applicable law or as required to maintain qualification pursuant to the Code, or (iv) grant any equity or equity-based awards;

                           (k)      sell, license, lease, encumber, assign or
otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain any of its assets, properties or other rights or agreements except (i) sales of Loans and, subject to Section 6.1(q), investment securities in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date or renewals thereof of this Agreement and set out in Section 6.1 of the Company Disclosure Schedule, or
(iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

                           (l)      file any application to establish, relocate,
sell, acquire or terminate, or establish, relocate, sell, acquire or terminate, the operations of any branch, loan production, servicing or other banking office or facility of the Company;

                           (m)      enter into, create, renew, amend or
terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any contract, agreement or lease to which the Company is a party or by which the Company or its properties is bound that calls for aggregate annual payments of $100,000 or more; or make any material change in any of such contracts, agreements or leases, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date without material changes to the terms thereof;

                           (n)      except pursuant to agreements or
arrangements in effect on the date hereof and previously provided to Buyer, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors;

                           (o)      other than in the ordinary course of
business consistent with past practice or as required by applicable law, (i) make any material Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

                           (p)      pay, discharge, settle, compromise or
satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, involving monetary damages in excess of $200,000, other than the payment, discharge, settlement, compromise or satisfaction in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company Reports filed prior to the date hereof, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

                           (q)      materially change its investment securities
portfolio policy (including by changing the average maturity by more than twelve months from that in effect at September 30, 2003), or the manner in which the portfolio is classified or reported;

                           (r)      enter into any securitizations of any Loans
or create any special purpose funding or variable interest entity;

                           (s)      authorize, commit or agree to do any of the
foregoing actions; or

                           (t)      take any action or enter into any agreement
that could reasonably be expected to jeopardize or materially delay receipt of any Requisite Regulatory Approvals (as defined in Section 8.1(b)) or the consummation of the Merger.

                  6.2. Covenants of Buyer. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Buyer shall, and shall cause Buyer Sub to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, Buyer shall, and shall cause Buyer Sub to, use its reasonable best efforts to (w) preserve its business organization and its rights, authorizations, franchises and other authorizations issued by Governmental Entities intact, (x) keep available to itself the present services of the current officers and employees of Buyer and Buyer Sub, and (y) preserve for itself the goodwill of the customers of Buyer and Buyer Sub and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 6.2 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement (including Section 5.7 hereof) or with the prior written consent of the Company (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Buyer shall not and shall not permit Buyer Sub to:

                           (a)      other than normal quarterly cash dividends
not in excess of $0.10 per share of Buyer Common Stock, declare or pay any dividends on, or make other distributions in respect of, any shares of Buyer Common Stock; provided, however, that no dividends shall be paid by Buyer on Buyer Common Stock if (i) Buyer shall be required to borrow funds to do so, or
(ii) such dividend shall cause Buyer to cease to qualify as a "well capitalized" institution under applicable Federal Reserve Board rules;

                           (b)      (i) split, combine or reclassify any shares
of its capital stock; (ii) directly or indirectly repurchase, redeem or otherwise acquire (except for the acquisition of shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) any shares of the capital stock of Buyer, or any securities convertible into or exercisable for any shares of the capital stock of Buyer;

                           (c)      amend its articles of incorporation, by-laws
or other similar governing documents, except as required by applicable law or regulation;

                           (d)      acquire or agree to acquire, by merging or
consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, which is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on Buyer, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

                           (e)      take any action or fail to take any action
that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII or in any of the Financing Commitment Letters or other written commitments with respect to the Financing not being satisfied;

                           (f)      take any action or enter into any agreement
that could reasonably be expected to jeopardize or materially delay receipt of any Requisite Regulatory Approvals or the consummation of the Merger;

                           (g)      change its methods of accounting in effect
at December 31, 2002 except as required by changes in GAAP or regulatory accounting principles as concurred to by Buyer's independent auditors; or

                           (h)      authorize, commit or agree to do any of the
foregoing actions.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  7.1. Regulatory Matters. (a) The Company and Buyer shall promptly prepare and file with the SEC and the FDIC the Joint Proxy Statement/Prospectus, and Buyer shall promptly prepare and file with the SEC the S-4. Each of Buyer and the Company shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter to mail the Joint Proxy Statement/Prospectus to their respective stockholders.

                           (b)      Subject to subsection (e) below, the parties
hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and, in the case of Buyer, Buyer Sub, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.

                           (c)      Buyer and the Company shall, upon request,
furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus and the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                           (d)      Buyer and the Company shall cooperate to
keep each other reasonably apprised of material written communications received by Buyer or Buyer Sub, on the one hand, or the Company, on the other hand, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement, in each case to the extent permitted by law.

                           (e)      Buyer hereby agrees to use its reasonable
best efforts to file all state, federal and foreign regulatory applications and notices required to consummate the Merger no later than the twentieth business day following the date hereof.

                  7.2. No Solicitation by the Company or Buyer. (a) Each of the Company and Buyer agree that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by such party thereunder. From the date of this Agreement through the Effective Time, each of the Company and Buyer shall not, nor shall it authorize or permit any of its directors, officers or employees (and, in the case of Buyer, those of Buyer Sub) or any investment banker, financial advisor, attorney, accountant or other representative retained by it (or, in the case of Buyer, by Buyer Sub) to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) except in accordance with Section 9.1(i) in the case of the Company, approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (v) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of its Stockholders Meeting, if a party's Board of Directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its Board's fiduciary duties under applicable law, such party may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 7.2(a) that its Board of Directors believes in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to the other party and identifying the person making the proposal and all the material terms and conditions of such proposal and compliance with Section 7.2(b), following delivery of such notice (1) furnish information with respect to itself to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by such party after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between the Company and Buyer, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company or Buyer, as the case may be, (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of the Company or Buyer, as the case may be, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or Buyer, as the case may be, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Buyer, as the case may be, other than the transactions contemplated by this Agreement or, in the case of Buyer, transactions permitted by Section 6.2 or contemplated by Section 5.7, including the transaction described therein and in the Financing Commitment Letters. For purposes of this Agreement, the term "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company Common Stock or the Buyer Common Stock, as the case may be, then outstanding or all or substantially all of the Company's or Buyer's, as the case may be, consolidated assets, which after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation)
(i) is on terms which the Board of Directors of the Company or Buyer, as the case may be, determines in its good faith judgment to be more favorable from a financial point of view to its stockholders than the Merger and, in the case of Buyer, the transactions contemplated by the VAS Agreement, (ii) that constitutes a transaction that, in such Board of Directors' good faith judgment, is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company or Buyer, as the case may be, is reasonably likely to be obtained by such third party.

                           (b)      In addition to the obligations of the
Company and Buyer, as the case may be, set forth in Section 7.2(a), each party shall promptly (within 24 hours) advise the other orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep the other informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to the other all materials provided to or made available to any third party pursuant to this
Section 7.2 which were not previously provided to the other.

                           (c)      The Company shall immediately advise the
Trustee orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) that it may receive and keep the Trustee informed, on a current basis, of the continuing status thereof and shall consult with the Trustee prior to taking or failing to take any action pursuant to this
Section 7.2. The provisions of this Section 7.2(c) are intended to be for the benefit of, and shall be enforceable by, the Trust and the Trustee, and their successors.

                           (d)      Notwithstanding anything herein to the
contrary, each of the Company and Buyer and its respective Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that compliance with such Rules will in no way limit or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

                           (e)      Nothing in this Section 7.2 shall be read so
as to restrict Buyer's pursuit and consummation of the Financing.

                  7.3. Access to Information. (a) The parties agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, each shall afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, such party shall make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, consumer finance or protection laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Such party shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                           (b)      All information furnished to either party by
the other party pursuant to Section 7.3 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement (other than the provisions set forth in the second full paragraph on page 4 thereof), dated as of November 7, 2003, between the Company and Buyer (the "Confidentiality Agreement").

                           (c)      No investigation by a party or its
Representatives shall affect the representations, warranties, covenants or agreements of the other party set forth herein.

                           (d)      The Company shall provide Buyer with
reasonable notice of and the opportunity to have an observer present at all meetings of the Company's management loan committee.

                           (e)      Notwithstanding anything contained in this
Agreement to the contrary, the Company and Buyer (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that neither the Company nor Buyer (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

                  7.4. Notification of Certain Matters. Each of Buyer and the Company will give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that the mere delivery of any notice pursuant to this Section 7.4 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available to any such party hereunder.

                  7.5. Employee Benefit Plans; Existing Agreements. (a) The Company Employees shall be eligible to participate in employee benefit plans of Buyer or Buyer Sub in which similarly situated employees of Buyer or Buyer Sub participate, to the same extent that similarly situated employees of Buyer or Buyer Sub participate (it being understood that inclusion of Company Employees in Buyer's employee benefit plans may occur at different times with respect to different plans).

                           (b)      With respect to each employee benefit plan,
program, policy or arrangement maintained by Buyer or Buyer Sub for the benefit of current or former employees of Buyer or Buyer Sub (each such plan, program, policy or arrangement, a "Buyer Plan") for which length of service is taken into account for any purpose, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Buyer for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits); provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Buyer Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

                           (c)      As of the Effective Time, Buyer shall assume
and honor and shall cause Buyer Sub to assume and to honor in accordance with their terms all agreements listed in Section 7.5 of the Company Disclosure Schedule (the "Benefit Agreements"). Buyer acknowledges and agrees that the Merger will constitute a merger, sale or a change in control of the Company for all purposes under such agreements. The provisions of this Section 7.5(c) are intended to be for the benefit of, and shall be enforceable by, each director, officer or employee that is a party to any Benefit Agreement.

                           (d)      Buyer agrees to have in effect on the
Closing Date a defined contribution plan that meets the requirements of Section 401(a) of the Code and which includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (such plan, the "Buyer Savings Plan"). Each Company Employee who is eligible to defer compensation under the Company 401(k) Savings Plan (the "Company Savings Plan") on the Closing Date shall be eligible to participate in and defer compensation under Buyer Savings Plan as soon as practicable following the Closing Date but in no event greater than 30 days following the Closing Date. To the extent permitted by law, Buyer shall permit the Company Employees who are participants in Buyer Savings Plan to rollover their accounts balances in the Company Savings Plan into Buyer Savings Plan as soon as practicable following the Closing Date.

                  7.6. Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the fullest extent provided in the Articles of Incorporation and By-Laws of the Company as in effect on the date of this Agreement, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; provided, however, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 7.6 except to the extent such failure to notify materially prejudices Buyer. Buyer's obligations under this
Section 7.6 shall continue in full force and effect without limit from the Effective Time.

                           (b)      Buyer shall use its reasonable best efforts
to cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Buyer may substitute therefor policy or policies of at least the same coverage amounts and containing terms and conditions which are in the aggregate not materially less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors' and officers' liability insurance policy of the Company) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Buyer be required to expend on an annual basis more than 200% of the annual premiums currently expended by the Company for the insurance covering the officers and directors of the Company (the "Insurance Amount"), and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 7.6(b) Buyer shall use all reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

                           (c)      In the event Buyer or any of its successors
or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 7.6.

                           (d)      The provisions of this Section 7.6 are
intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                  7.7. Reasonable Best Efforts; Additional Agreements. (a) Subject to the terms and conditions of this Agreement, each of Buyer, Buyer Sub and the Company agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

                           (b)      In case at any time after the Effective Time
any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

                  7.8. Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of the Company. The Company will promptly notify Buyer of any material change in the normal course of business or in the operation of the properties of the Company and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company, and will keep Buyer fully informed of such events.

                  7.9. Dividends. Until the Effective Time, Buyer and the Company shall coordinate the declaration and payment of any dividends in respect of Buyer Common Stock and Company Common Stock and the record dates and the payment dates relating thereto, it being the intention of Buyer and the Company that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and/or any shares of Buyer Common Stock that any such holder receives in exchange therefor pursuant to the Merger.

                  7.10. Stockholder Approvals. (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "Company Stockholders Meeting") for the purpose of obtaining the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock to adopt this Agreement (the "Required Company Vote") and, except as provided hereby, shall take all reasonable action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of the Company shall recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company (the "Company Recommendation"); provided, however, that, if the Company receives a Superior Proposal, the Board of Directors of the Company may
(x) withdraw, modify, qualify in any manner adverse to Buyer, condition or refuse to make such recommendation or (y) take any other action or make any other public statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Company Recommendation") if the Board of Directors of the Company determines, in good faith after consulting with its outside financial and legal advisors, that the failure to take such action would breach, or would reasonably be expected to result in a breach of, its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall (unless the Agreement shall have been terminated in accordance with its terms) be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of voting on the adoption of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

                           (b)      Buyer shall duly take all lawful action to
call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "Buyer Stockholders Meeting" and together with the Company Stockholders Meeting, the "Stockholders Meetings") for the purpose of obtaining the affirmative vote of the holders of a majority of the outstanding shares of Buyer Common Stock voted in person or by proxy at the Buyer Stockholders Meeting to approve the issuance of the shares of Buyer Common Stock pursuant to the Merger and the Financings (the "Required Buyer Vote") and, except as provided hereby, shall take all reasonable action to solicit such approval by its stockholders. The Board of Directors of Buyer shall recommend such approval by the stockholders of Buyer (the "Buyer Recommendation"); provided, however, that, if the Buyer receives a Superior Proposal, the Board of Directors of Buyer may (x) withdraw, modify, qualify in any manner adverse to the Company, condition or refuse to make such recommendation or (y) take any other action or make any other public statement in connection with the Buyer Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in Buyer Recommendation") if the Board of Directors of Buyer determines, in good faith after consulting with its outside financial and legal advisors, that the failure to take such action would breach, or would reasonably be expected to result in a breach of its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the stockholders of Buyer at the Buyer Stockholders Meeting for the purpose of voting or the adoption of this Agreement and nothing contained herein shall be deemed to relieve Buyer of such obligation.

                  7.11. Subsequent Interim and Annual Financial Statements. As soon as reasonably practicable after they become available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer financial statements (including balance sheet, statement of operations and stockholders' equity) of the Company as of and for such month then ended. All information furnished by the Company hereto pursuant to this Section 7.11 shall be held in confidence by Buyer to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

                  7.12. Reorganization; Certain Modifications. Buyer and the Company will (i) use all reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (ii) not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code. Buyer and the Company shall execute and deliver officer's certificates containing appropriate representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing Date, for purposes of rendering opinions with respect to the Tax treatment of the Merger.

                  7.13. Exemption From Liability Under Section 16(b). Assuming that the Company delivers to Buyer the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Buyer, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Company Insiders (as defined below) of Buyer Common Stock in exchange for shares of Company Common Stock, and of options to purchase Buyer Common Stock upon conversion of Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company to Buyer prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and the number and description of the Company Options held by each such Company Insider. "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

                  7.14. Stock Exchange Listing. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

                  7.15. Financing. Buyer hereby agrees to use its reasonable best efforts to satisfy all conditions to the Financing set forth in the Financing Commitment Letters and to consummate the transactions contemplated thereby. Buyer will keep the Company and the Trustee reasonably informed of the status of the Financing. The Company shall provide, and will cause its officers and employees to provide, all necessary cooperation and information in connection with the arrangement and obtaining of the Financing as may be reasonably requested by Buyer, including, without limitation, facilitating customary due diligence and arranging senior officers, as selected by Buyer, to meet with prospective lenders and investors in customary presentations (including "road show" presentations) or otherwise. Buyer shall not amend, supplement, modify or terminate (whether unilaterally or by mutual consent) any Financing Commitment Letters, or waive any rights thereunder, prior to the termination of this Agreement, without the written consent of the Company and the Trustee.

                  7.16. Termination of Certain Company Plans. (a) The Company shall terminate, effective immediately preceding the Closing Date (the "Plan Termination Date"), any and all 401(k) plans sponsored by the Company (collectively, the "Terminated Company Plans") unless Buyer provides notice to the Company that such Terminated Company Plans shall not be terminated. Buyer shall receive from the Company evidence that the Terminated Company Plans have been terminated pursuant to resolutions of the Company's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Buyer), effective as of the Plan Termination Date.

                           (b)      The Company agrees to take, or cause to be
taken, all actions, and to do, or cause to be done, all things necessary to consummate and make effective such conversion of Company Options as set forth in
Section 2.4(a).

                  7.17. Termination of Parent Tax Agreement. The Company shall use its reasonable best efforts to enter into an agreement terminating the California Franchise Tax Sharing Agreement dated February 28, 2000 between KEB and the Company and providing for cooperation between KEB and the Company (or its successor) with respect to periods covered by such agreement prior to the Closing Date.

                  7.18. Board Seat. Promptly following the Effective Time, consistent with applicable law and its bylaws, the number of directors on the Board of Directors of Buyer shall be increased by one (unless a current vacancy exists, in which case no new vacancy need be created), and a director designated by the special committee of the Board of Directors of the Company and acceptable to Buyer shall be appointed as a Class I director of Buyer.

                  7.19. Consent Order. The Company shall use its reasonable best efforts to cause the Consent Order issued by the FDIC on April 14, 2002 to have been terminated prior to the Closing with no further force or effect.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

                  8.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                           (a)      Stockholder Approvals. The Company shall
have obtained the Required Company Vote and Buyer shall have obtained the Required Buyer Vote.

                           (b)      Regulatory Approvals. All regulatory
approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                           (c)      No Injunctions or Restraints; Illegality. No
judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Merger.

                           (d)      Stock Exchange Listing. The shares of Buyer
Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

                           (e)      S-4 Effectiveness. The S-4 shall have become
effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                           (f)      Voting and Sale Agreement. Buyer shall have
purchased the Purchased Shares pursuant to the VAS Agreement, dated as of the date hereof, by and between Buyer and the Trust. For purposes of this Section 8.1(f), "Purchased Shares" shall have the meaning set forth in the VAS Agreement.

                  8.2. Conditions to Obligations of Buyer and Buyer Sub. The obligation of Buyer and Buyer Sub to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

                           (a)      Representations and Warranties. The
representations and warranties of the Company set forth in this Agreement shall be, giving effect to Section 3.2, true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                           (b)      Performance of Obligations of the Company.
The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                           (c)      Consents Under Agreements. All consents and
approvals of all persons (other than the Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Buyer.

                           (d)      No Pending Governmental Actions. No
proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                           (e)      Tax Opinion. Buyer shall have received an
opinion of Simpson Thacher & Bartlett LLP, counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Simpson Thacher & Bartlett LLP may require and rely upon written representations and covenants, including those contained in officer's certificates of the Company and Buyer, in form and substance reasonably satisfactory to such counsel.

                           (f)      Termination of Certain Company Plans. The
Company shall have terminated, effective the Plan Termination Date the Terminated Company Plans unless Buyer provided notice to the Company that such Terminated Company Plans shall not be terminated. Buyer shall receive from the Company evidence that the Terminated Company Plans have been terminated pursuant
Section 7.17 herein.

                           (g)      Financing. Buyer shall have received the
proceeds of the Financing on the terms set forth in Section 5.7 of the Buyer Disclosure Schedule.

                  8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                           (a)      Representations and Warranties. The
representations and warranties of Buyer set forth in this Agreement shall be, giving effect to Section 3.2, true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

                           (b)      Performance of Obligations of Buyer. Buyer
shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

                           (c)      Consents Under Agreements. All consents and
approvals of all persons (other than the Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Buyer.

                           (d)      No Pending Governmental Actions. No
proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                           (e)      Tax Opinion. The Company shall have received
an opinion of Manatt, Phelps & Phillips, LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon written representations and covenants, including those contained in officer's certificates of the Company and Buyer, in form and substance reasonably satisfactory to such counsel.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

                  9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the
Buyer:

                           (a)      by mutual consent of the Company and Buyer
in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board (provided that the Trustee consents in writing to such termination);

                           (b)      by either Buyer or the Company upon written
notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein, or
(ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

                           (c)      by either Buyer or the Company if the Merger
shall not have been consummated on or before September 30, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                           (d)      by either Buyer or the Company (provided
that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of a representation or warranty by Buyer);

                           (e)      by either Buyer or the Company (provided
that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

                           (f)      (i) by either Buyer or the Company if the
Required Buyer Vote shall not have been obtained at the Buyer Stockholders Meeting or at any adjournment or postponement thereof;

                           (g)      by either Buyer or the Company if the other
party shall have breached the terms of Section 7.2 hereof in any respect materially adverse to the other party;

                           (h)      (i) by Buyer if the Board of Directors of
the Company shall have failed to recommend adoption of this Agreement by the stockholders of the Company or shall have effected a Change in the Company Board Recommendation or shall have resolved to do so, whether or not permitted by this Agreement, (ii) by the Company, if the Board of Directors of Buyer shall have failed to recommend the issuance of Buyer Common Stock pursuant to the Merger and the Financing by the stockholders of Buyer, or shall have effected a change in the Buyer Board Recommendation, or shall have resolved to do so, whether or not permitted by this Agreement, or (iii) the Company or Buyer, as the case may be, if the other shall have materially breached its obligations under Section
7.10 by failing to call, give notice of, convene and hold its respective Stockholders Meeting in accordance with Section 7.10; or

                           (i)      by the Company, but only during such period
of time beginning on the date of distribution of the Joint Proxy Statement/Prospectus to the stockholders of the Company and ending on the date that the Company Stockholders Meeting is held (but in no event more than 45 days after the date of distribution of the Joint Proxy Statement/Prospectus), in the event that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to terminate this Agreement in order to comply with its fiduciary duties to the Company and to the Company's stockholders under applicable law; provided, however, that the Board of Directors of the Company may terminate this

Agreement pursuant to this Section 9.1(i) solely in order to concurrently enter into a definitive acquisition agreement or other similar agreement related to a Superior Proposal; and provided further, however, that this Agreement may be terminated pursuant to this Section 9.1(i) only after the fifth day following Buyer's receipt of written notice from the Company advising Buyer that the Board of Directors of the Company is prepared to accept a Superior Proposal, and only if, during such five-day period, if Buyer so elects, the Company and its advisors shall have negotiated in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms.

                  9.2. Effect of Termination. (a) In the event of termination of this Agreement by either Buyer or the Company as provided in
Section 9.1, this Agreement shall forthwith become void and have no effect and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them or the Trustee shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.3(b), 9.2 and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                           (b)      The Company and Buyer agree that the
agreement contained in Sections 9.2(c) and 9.2(d) below are an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.

                           (c)      The Company shall pay Buyer, by wire
transfer of immediately available funds, the sum of twelve million dollars (the "Termination Fee") if this Agreement is terminated as follows:

                                    (i)      by Buyer pursuant to Section 9.1(g)
         or 9.1(h) or by the Company pursuant to Section 9.1(i), in which case the Company shall pay the full amount of the Termination Fee on the second Business Day following such termination; and

                                    (ii)     by (A) Buyer pursuant to Sections
         9.1(d) or 9.1(e), or (B) by either Buyer or the Company pursuant to
         Section 9.1(c) and at the time of such termination, no vote of the stockholders of the Company contemplated by this Agreement at the Company Stockholder Meeting shall have occurred, and in the case of clauses (A) and (B) an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of the Company and the Trustee (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal with respect to the Company) at any time after the date of this Agreement and on or prior to the date of termination of this Agreement, then the Company shall pay (x) an amount equal to 1/3 of the Termination Fee on the second Business Day following such termination, and (y) if within 12 months after such termination the Company enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then the Company shall pay the remainder of the Termination Fee on the date of such execution or consummation.

                           (d)      Buyer shall pay the Company, by wire
transfer of immediately available funds, the Termination Fee if this Agreement is terminated as follows:

                                    (i)      by the Company pursuant to Section
         9.1(g) or 9.1(h), in which case Buyer shall pay the full amount of the Termination Fee on the second Business Day following such termination; and

                                    (ii)     by (A) the Company pursuant to
         Sections 9.1(d) or 9.1(e), (B) by either Buyer or the Company pursuant to Section 9.1(f), due to a failure to receive the Required Buyer Vote or (C) by either Buyer or the Company pursuant to Section 9.1(c) and at the time of such termination, no vote of the stockholders of Buyer contemplated by this Agreement at the Buyer Stockholders Meeting shall have occurred, and in the case of clauses (A), (B) and (C) an Acquisition Proposal with respect to Buyer shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of Buyer (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal with respect to Buyer) at any time after the date of this Agreement and on or prior to the date of the Buyer Stockholders Meeting, in the case of clause (B), or the date of termination of this Agreement, in the case of clauses (A) or (C), then Buyer shall pay (x) an amount equal to 1/3 of the Termination Fee on the second Business Day following such termination, and (y) if within 12 months after such termination Buyer or Buyer Sub enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Buyer shall pay the remainder of the Termination Fee on the date of such execution or consummation.

                  9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Buyer; provided, however, that this Agreement may be so amended by the parties hereto only with the prior written consent of the Trustee; provided further, however, that after any approval of the transactions contemplated by this Agreement by the Company's and Buyer's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which changes the amount or form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The provisions of this

Section 9.3 are intended to be for the benefit of, and shall be enforceable by, the Trust, the Trustee, and their successors.

                  9.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder; provided, however, that the Trustee shall consent in writing to any agreement on the part of the Company to any such extension or waiver. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X
                               GENERAL PROVISIONS

                  10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

                  10.2. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the Company shall pay the fees and expenses of Merrill Lynch & Co., financial advisor to the Trustee, and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") and Sullivan & Cromwell LLP ("S&C"), legal advisors to the Trustee, in connection with this Agreement and the transactions contemplated hereby; provided further, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement. The provisions of this Section 10.2 are intended to be for the benefit of, and shall be enforceable by, Merrill Lynch & Co., Skadden and S&C, and their successors.

                  10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)      if to Buyer, to:

                                    Hanmi Financial Corporation
                                    3660 Wilshire Blvd., Suite PH-A
                                    Los Angeles, CA 90010
                                    Attention: Chief Executive Officer

                                    with a copy to:

                                    Simpson Thacher & Bartlett LLP
                                    425 Lexington Avenue
                                    New York, NY 10017
                                    Attention: Lee Meyerson, Esq.

                           (b)      if to the Company, to:

                                    Pacific Union Bank
                                    3530 Wilshire Blvd., Suite 1800
                                    Los Angeles, CA 90010
                                    Attention: Lisa Kim Pai

                                    With copies to:

                                    Manatt, Phelps, & Phillips, LLP
                                    11355 W. Olympic Blvd
                                    Los Angeles, CA 90064
                                    Attention: William Quicksilver, Esq. and
                                               Gordon Bava, Esq.

                                    and

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, New York 10036
                                    Attention: William S. Rubenstein, Esq.

                  10.4. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 22, 2003.

                  10.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                  10.6. Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including, without limitation, the Confidentiality Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, any provision of the Confidentiality Agreement or any other document or instrument referred to herein that conflicts with any provision of this Agreement shall be superseded by the provisions hereof.

                  10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

                  10.8. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Sections 6.1(h), 6.1(t), 6.2(e), 6.2(f), 7.2, 7.3(b) and 7.7 of this
Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 6.1(h), 6.1(t), 6.2(e), 6.2(f), 7.2, 7.3(b) and 7.7 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  10.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  10.10. Publicity. Except as otherwise required by law or by the rules of the Nasdaq Stock Market's National Market, so long as this Agreement is in effect, neither Buyer nor the Company shall, nor shall Buyer permit Buyer Sub to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

                  10.11. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, that the provisions of this Agreement are intended to be for the benefit of, and shall be enforceable by, the Trust, the Trustee, and their respective successors.

         IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                           HANMI FINANCIAL CORPORATION

                           By: /s/ Jae Whan Yoo
                               ------------------------------------------
                             Name: Jae Whan Yoo
                             Title: President and Chief Executive Officer

                           HANMI BANK

                           By: /s/ Jae Whan Yoo
                               ------------------------------------------
                             Name: Jae Whan Yoo
                             Title: President and Chief Executive Officer

                           PACIFIC UNION BANK

                           By: /s/ David Warner
                               ------------------------------------------
                             Name: David Warner
                             Title: President and Chief Executive Officer